UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1)

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
Alto Neuroscience, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Explanatory Note
We are filing the accompanying Amendment No. 1 to our Proxy Statement on Schedule 14A for the sole purpose of including certain Inline eXtensible Business Reporting Language data tagging, which was inadvertently omitted by a service provider from the original Proxy Statement. There are no other modifications or updates to any disclosures included in the original Proxy Statement.
Equity Award Grant Policies and Procedures
It is not the Compensation Committee’s practice to time or otherwise coordinate the granting of any equity awards to our non-employee directors
or named executive officers with any release of material nonpublic information. It is the practice of our Compensation Committee to review the Company’s results and our named executive officers’ performance following the end of a fiscal year, as well as the outstanding equity awards held by our named executive officers, and, based on those reviews, to grant stock options to our named executive officers. The grant date for those equity awards is generally consistent with the date on which our Compensation Committee meets during the first fiscal quarter of each year. Additionally, our Compensation Committee approves the granting of equity awards in connection with the commencement of employment of our named executive officers, and from time to time as determined appropriate by our Compensation Committee. In accordance with our non-employee
director compensation policy, our
eligible non-employee directors
are granted stock options on the effective date of their appointment to the board, the date of each annual meeting of our stockholders, and on specifically designated dates for any director who elects to receive some or all of their eligible cash compensation in the form of stock options.